UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant
Filed by a party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement Definitive Proxy Statement

Definitive Additional Materials Soliciting Material Under Rule 14a-12

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JETBLUE AIRWAYS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 9, 2007

To Our Stockholders:

The Annual Meeting of Stockholders of JetBlue Airways Corporation (the ‘‘Company’’ or ‘‘JetBlue’’) will be held at the Company’s corporate headquarters located at 118-29 Queens Boulevard, Forest Hills, New York, on Wednesday, May 9, 2007, beginning at 10:00 a.m. EDT for the following purposes:

to    (1)    elect four directors, each to serve for a three-year term expiring in 2010;

to    (2)    ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

to    (3)    transact such other business, if any, as may properly come before the annual meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on Friday, March 16, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Either an admission ticket or proof of ownership of JetBlue stock, as well as a form of government-issued photo identification, such as a driver’s license or passport, must be presented in order to be admitted to the annual meeting. If you are a stockholder of record, your admission ticket is attached to your proxy card. Stockholders holding stock in brokerage accounts (‘‘street name’’ holders) will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

By Order of the Board of Directors,
James G. Hnat Executive Vice President, General Counsel and Secretary

April 2, 2007
Forest Hills, New York

IMPORTANT

Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. Please vote your shares now either by completing and returning the enclosed proxy card by mail, or by following the instructions on your proxy card to vote using the Internet or, if applicable, the designated toll-free telephone number.

JETBLUE AIRWAYS CORPORATION
118-29 Queens Boulevard
Forest Hills, New York 11375

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of JetBlue Airways Corporation (the ‘‘Company’’ or ‘‘JetBlue’’) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2007, beginning at 10:00 a.m. EDT at the Company’s corporate headquarters located at 118-29 Queens Boulevard, Forest Hills, New York, 11375, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being furnished to stockholders on or about April 2, 2007.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely the election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm. In addition, management will review the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the annual meeting?

All stockholders of record at the close of business on March 16, 2007, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. ‘‘Additional Information’’ at the end of this proxy statement contains a description of restrictions on voting by stockholders who are not ‘‘United States citizens’’, as defined by applicable laws and regulations.

What are the voting rights of the holders of JetBlue common stock?

Each outstanding share of JetBlue common stock will be entitled to one vote on each matter considered at the annual meeting. ‘‘Additional Information’’ at the end of this proxy statement contains a description of certain restrictions on voting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting, and each may be accompanied by one guest.

An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the annual meeting.

Registration will begin at 9:00 a.m., EDT. Admission to the annual meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in ‘‘street name’’ (that is, through a broker or other nominee) and plan to attend the annual meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date as well as government-issued picture identification and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to conduct the business of the meeting. As of the March 16, 2007 record date, 178,486,543 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 89,243,272 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the annual meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it in the envelope provided, it will be voted as you direct. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. ‘‘Street name’’ stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the institution that holds their shares.

Can I vote by telephone or electronically?

Yes. You may vote by telephone, if applicable, or electronically through the Internet by following the instructions included with your proxy card. Telephonic and electronic votes are counted immediately and there is no need to send in your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. EDT on May 8, 2007.

YOU CAN SAVE THE COMPANY MONEY IF YOU USE THE VOTE BY TELEPHONE OR INTERNET OPTIONS.

May I revoke a proxy?

Yes. You may revoke a proxy at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation, or by submitting a later-dated proxy by mail, telephone or electronically through the Internet. You may also revoke your proxy by attending the annual meeting and voting in person. The powers of the proxy holders with respect to your shares will be suspended if you attend the annual meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote my 401(k) plan shares?

If you are a stockholder through participation in the JetBlue 401(k) Retirement Plan, the proxy also serves as voting instructions to the plan trustees. The plan trustees will cause allocated shares held under the plan, for which the trustees have not received direction, to be present at the meeting for purposes of determining a quorum but not voted in respect of any matter to come before the annual meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, or by telephone or electronically as noted above, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of the applicable item in this proxy statement. The Board recommends a vote:

•	for election of the nominated slate of directors (see Item 1); and

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007 (see Item 2).

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.    The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes may be cast in favor or withheld. Votes that are withheld with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although they will be counted for purposes of determining whether there is a quorum present at the annual meeting.

Other Items.    For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked ‘‘ABSTAIN’’ with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Accordingly, an abstention will have the effect of a negative vote.

Broker Non-Votes.    If you hold your shares in ‘‘street name’’ through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to a particular matter to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on that matter and will not be counted in determining the number of shares necessary for approval. However, if the broker or nominee does not receive voting instructions from you, your broker or nominee will be permitted to vote your shares for the election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm. To the extent there are shares represented by such ‘‘broker non-votes,’’ they will be counted in determining whether there is a quorum present at the annual meeting.

Will the annual meeting be webcast?

Yes. Our annual meeting will be broadcast live on the Internet. To listen to the audio broadcast, log on to http://investor.jetblue.com at 10:00 a.m. EDT on May 9, 2007. The audio broadcast will be archived on that website for at least 120 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under ‘‘Additional Information’’. The following tables set forth certain information regarding the beneficial ownership of common stock by our directors, each executive officer named in the Summary Compensation Table under ‘‘Executive Compensation’’ below, our directors and executive officers as a group, and each person known to us to be a beneficial owner of more than 5% of our outstanding common stock. All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits. Except as otherwise indicated below, all information in the following table is as of March 16, 2007. As of March 16, 2007, there were 178,486,543 shares of our common stock outstanding. Except as otherwise indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each person listed below is c/o JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

5% Stockholders Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR Corp.(1)	26,339,275	14.8%
George Soros and related entities(2)	16,966,363	9.5%
Capital Research and Management Company(3)	15,532,520	8.7%
Wellington Management Company, LLP(4)	13,659,001	7.7%

Executive Officers and Directors Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
David Neeleman(5)	10,773,281	6.0%
David Barger(6)	972,079	*
John Harvey(7)	54,000	*
John Owen(8)	172,403	*
Thomas Anderson(9)	48,478	*
Timothy Claydon(10)	63,747	*
David Checketts(11)	335,100	*
Kim Clark(12)	111,375	*
Virginia Gambale(13)	54,000	*
Angela Gittens(14)	67,500	*
Neal Moszkowski(15)	243,619	*
Joel Peterson(16)	757,746	*
Ann Rhoades(17)	253,265	*
Frank Sica(18)	287,396	*
All executive officers and directors as a group (18 persons)(20)	14,560,909	8.2%

*	Represents ownership of less than one percent.

(1)	The information reported is based on a Schedule 13G/A dated February 14, 2007, filed with the Securities and Exchange Commission, or the SEC, in which FMR Corp. and certain of its affiliates reported that at December 31, 2006, FMR Corp., a parent holding company, and Edward C. Johnson, III, the chairman of FMR Corp., had sole dispositive power over all 26,339,275 shares, sole voting power over 6,200 of such shares and shared voting power over none of such shares. The principal business address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(2)	The information is based on a Schedule 13G/A dated February 14, 2007, filed with the SEC on behalf of Mr. George Soros (‘‘Mr. Soros’’) and related entities. Mr. Soros may be deemed the beneficial owner of a total of 16,966,363 shares. This number includes (a) 6,705,587 shares held for the account of Quantum Industrial Partners LDC, a Cayman Islands exempted limited duration company (‘‘QIP’’), and 13,500 shares issuable upon exercise of 13,500 options held for the benefit of QIP, (b) 1,088,361 shares held for the benefit of Geosor Corporation, a New York corporation (‘‘Geosor’’), (c) 5,686,762 shares held for the account of Open Society Institute, a New York trust (‘‘OSI’’), and (d) 3,472,153 shares held by Mr. Soros. QIH Management Investor, L.P., an investment advisory firm organized as a Delaware limited partnership (‘‘QIHMI’’), is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company (‘‘QIH Management’’). Soros Fund Management LLC, a Delaware limited liability company (‘‘SFM’’), is the sole managing member of QIH Management. Mr. Soros is the chairman of SFM, a trustee of OSI and the sole shareholder of Geosor. The address and principal business office of Mr. Soros is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

(3)	The information reported is based on a Schedule 13G/A dated February 12, 2007, filed with the SEC, in which Capital Research and Management Company (‘‘CRMC’’) reported that at December 29, 2006, CRMC had sole voting power over 9,316,520 of such shares, shared voting power over none of such shares and sole dispositive power over 15,532,520 shares. The principal business address of CRMC is 333 South Hope Street, Los Angeles, CA 90071.

(4)	The information reported is based on a Schedule 13G/A dated February 14, 2007, filed with the SEC, in which Wellington Management Company, LLP (‘‘Wellington’’) reported that at December 31, 2006, Wellington had shared voting power over 10,103,558 shares and shared dispositive power over 13,659,001 shares in its capacity as investment advisor to clients of Wellington. The principal business address of Wellington is 75 State Street, Boston, MA 02109.

(5)	Includes 10,773,281 shares held by Neeleman Holdings, L.C. Mr. Neeleman, our Chief Executive Officer and Chairman of our Board of Directors, is the managing member of Neeleman Holdings, L.C. and has sole voting and dispositive power over all such shares. As of the record date, Neeleman Holdings, L.C. had pledged all of these shares in conjunction with margin loans relating to two brokerage accounts maintained with two financial services companies.

(6)	Includes options to purchase 437,457 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan. Mr. Barger, our President and, until March 2007, our Chief Operating Officer, is a member of our Board of Directors.

(7)	Includes options to purchase 54,000 shares, which options are immediately exercisable pursuant to our 2002 Stock Option Plan. Mr. Harvey became our Executive Vice President and Chief Financial Officer on May 10, 2006.

(8)	Includes (a) 2,217 shares held by the John D. Owen and Laura C. Owen Community Property Trust, and (b) options to purchase 164,750 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan. Mr. Owen and his wife are the trustees of the John D. Owen and Laura C. Owen Community Property Trust and have sole voting and dispositive power over all such shares. Mr. Owen served as our Chief Financial Officer through May 9, 2006. He resigned as an executive officer of the Company, effective as of March 16, 2007.

(9)	Includes options to purchase 44,945 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan. Mr. Anderson resigned as an executive officer of the Company on February 13, 2007.

(10)	Includes options to purchase 57,792 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan. Mr. Claydon resigned as an executive officer of the Company on February 13, 2007.

(11)	Includes options to purchase 40,500 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 13,500 of which are subject to our right of repurchase, which right lapses on May 18, 2007. As of the record date, Mr. Checketts had pledged 294,000 shares in connection with two prepaid forward contracts.

(12)	Includes (a) 3,375 shares held by the Clark Family Trust, the beneficiaries of which are Dr. Clark’s children, and (b) options to purchase 108,000 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 13,500 of which are subject to our right of repurchase, which right lapses on May 18, 2007.

(13)	Includes options to purchase 54,000 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, all of which are subject to our right of repurchase, which right lapses in equal installments over the next four years.

(14)	Includes options to purchase 67,500 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 54,000 of which are subject to our right of repurchase, which right lapses with respect to 13,500 shares on May 18, 2007 and with respect to the remaining 40,500 shares in equal installments over the next three years.

(15)	Includes options to purchase 108,000 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 13,500 of which are subject to our right of repurchase, which right lapses on May 18, 2007.

(16)	Includes options to purchase 108,000 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 13,500 of which are subject to our right of repurchase, which right lapses on May 18, 2007.

(17)	Includes (a) options to purchase 170,275 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 13,500 of which are subject to our right of repurchase, which right lapses on May 18, 2007, and (b) 90 shares held by a trust, of which Ms. Rhoades’ husband is trustee with power to vote and to dispose of the shares held in such trust, as to which Ms. Rhoades disclaims beneficial ownership.

(18)	Includes (a) 7,752 shares held by Mr. Sica’s three children, two adults and one minor, and (b) options to purchase 108,000 shares, which options are immediately exercisable pursuant to our 2002 Stock Incentive Plan, 27,000 of which are subject to our right of repurchase, which right lapses with respect to 13,500 shares on each of May 18, 2007 and July 31, 2007, respectively.

(19)	See footnotes (5) through (18) above. Includes options to purchase an aggregate of 1,795,696 shares exercisable within 60 days of March 16, 2007. We note that this figure does not include any shares beneficially owned by Messrs. Anderson, Claydon or Owen, who were no longer serving as executive officers of the Company as of the record date. This amount does include shares beneficially owned by Mr. Russell Chew, who agreed to join us as our new Chief Operating Officer on March 7, 2007, effective as of March 26, 2007, and Mr. Robert Clanin, who joined our Board of Directors on March 9, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. We believe, based solely upon a review of (i) those reports and amendments thereto furnished to us during and with respect to our fiscal year ended December 31, 2006, and (ii) written representations from reporting persons, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2006.

ITEM 1.    ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 11 directors. Under our Amended and Restated Certificate of Incorporation, the Board of Directors, or the Board, is divided into three classes, as nearly equal in number as possible.

At each annual meeting of stockholders, directors constituting one class are elected for a three-year term (or for such lesser term as may be specified in the proxy statement furnished in connection therewith). The Board of Directors has nominated David Barger, David Checketts, Virginia Gambale and Neal Moszkowski, each of whom is currently a director, for re-election to the Board of Directors as Class III directors. If elected, each of the Class III nominees will serve until the annual meeting of stockholders to be held in 2010, or until such time as their respective successors have been duly elected and qualified. Mr. Robert Clanin, who was appointed to the Board of Directors on March 9, 2007 to fill the vacancy resulting from the resignation of Michael Lazarus on November 15, 2006, has been appointed as a Class II Director and will be standing for re-election at the 2008 Annual Meeting of Stockholders in accordance with our Amended and Restated Bylaws. The remaining directors will continue to serve as set forth below.

The Board believes that each of the nominees will be available and able to serve as a director. If a nominee is unable to serve, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

Certain information concerning the nominees and those directors whose terms of office will continue following the annual meeting is set forth below.

Our Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

Nominees Standing for Election for Terms Expiring in 2010

David Barger, age 49, is our President and has served in this capacity since August 1998. Mr. Barger also served as our Chief Operating Officer from August 1998 until March 26, 2007. He has also been a member of our Board of Directors since September 2001. From 1992 to 1998, Mr. Barger served in various management positions with Continental Airlines, including Vice President, Newark hub. He held various director level positions at Continental Airlines from 1988 to 1995. From 1982 to 1988, Mr. Barger served in various positions with New York Air, a wholly owned subsidiary of the Texas Air Group.

David Checketts, age 51, has been a member of our Board of Directors since January 2000. Since 2001, Mr. Checketts has been an independent investor and Chairman of New York-based SCP Worldwide, an investment firm that focuses on sports, media and entertainment assets. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From March 1991 to September 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From September 1990 to March 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team.

Virginia Gambale, age 47, has been a member of our Board of Directors since May 5, 2006. Ms. Gambale has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003.  Prior to starting Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003, and prior to that she held the position of Chief Information Officer of Bankers Trust Alex. Brown and at Merrill Lynch.  Ms. Gambale, who is standing for her first election by the stockholders, was recommended to the Board as a nominee by a non-management director. Ms. Gambale currently serves as a director of Motive, Inc.

Neal Moszkowski, age 41, has been a member of our Board of Directors since December 1998. Since April 2005, Mr. Moszkowski has served as co-Chief Executive Officer of TowerBrook Capital

Partners LP (‘‘TowerBrook’’), a private equity investment company. Prior to the formation of TowerBrook, Mr. Moszkowski was Co-Head of Soros Private Equity, the private equity investment business of Soros Fund Management L.L.C., where he served since August 1998. From August 1993 to August 1998, Mr. Moszkowski worked for Goldman, Sachs & Co., where he served as a Vice President and Executive Director in the Principal Investment Area. Mr. Moszkowski currently serves as a director of Bluefly, Inc., WellCare Health Plans, Inc., Integra Life Sciences Holdings Corporation and Spheris, Inc.

Directors Whose Terms Expire in 2009

Dr. Kim Clark, age 58, has been a member of our Board of Directors since April 2002. Dr. Clark has been the President of Brigham Young University—Idaho since August 2005. He served as Dean of the Faculty at Harvard Business School from 1995 to July 2005, member of the Harvard faculty from 1978 to July 2005 and George F. Baker Professor of Administration at Harvard from 1999 to July 2005. Dr. Clark currently serves as a director of Black and Decker Corporation.

Angela Gittens, age 60, has been a member of our Board of Directors since September 2005. Since May 2005, Ms. Gittens has served as Vice President of Airport Business Services at HNTB Corporation, a multidisciplinary firm known for its work in transportation, bridges, aviation, architecture, urban design and planning, environmental engineering, water and construction services. From March 2001 to December 2004, she served as director of the Miami-Dade County Aviation Department where she was responsible for the operations of Miami International Airport, three general aviation airports and two training airports. From 1998 to 2001, she served as Vice President of TBI Airport Management, Inc., responsible for management contracts at six airports in North America. Her prior airport leadership positions include general manager of Hartsfield-Jackson Atlanta International Airport from 1993 to 1998 and deputy director for business and finance at San Francisco International Airport from 1983 to 1993. Ms. Gittens currently serves on the Federal Aviation Administration’s Management Advisory Committee and the Executive Committee of the National Academy of Science’s Transportation Research Board.

Joel Peterson, age 60, has been a member of our Board of Directors since June 1999. Mr. Peterson is the founding partner of Peterson Partners, LLP, a private equity capital firm that he founded in 1995. From 1973 to 1991, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate service company, including Chief Executive Officer from 1988 to 1991 and Chief Financial Officer from 1977 to 1985. Mr. Peterson currently serves as a director of Franklin Covey Co. and has taught at the Stanford Graduate School of Business since 1992.

Ann Rhoades, age 62, has been a member of our Board of Directors since September 2001. Ms. Rhoades has served as the President of PeopleInk, Inc., a human resources consulting firm, since its inception. From April 1999 through April 2002, Ms. Rhoades served as our Executive Vice President, People. From January 1995 to March 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From June 1989 to January 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines. Ms. Rhoades currently serves as a director of P.F. Chang’s China Bistro, Inc. and Restoration Hardware, Inc.

Directors Whose Terms Expire in 2008

Robert Clanin, age 63, was appointed to our Board of Directors on March 9, 2007. He served as Senior Vice President and Chief Financial Officer for United Parcel Service, Inc., or UPS, the world’s largest package distribution company, from 1994 until his retirement in January 2001. Mr. Clanin also retired from the UPS Management Committee and the UPS Board of Directors in January 2001. Mr. Clanin currently serves as a director of John H. Harland Company, Caraustar Industries, Inc. and Clockwork Home Services, Inc.

David Neeleman, age 47, is our Chief Executive Officer and the Chairman of the Board. He has served as our Chief Executive Officer and as a director since August 1998. He has been our Chairman of the Board since May 2003. Mr. Neeleman was a co-founder of WestJet and from 1996 to 1999 served as a member of WestJet’s board of directors. From October 1995 to October 1998, Mr. Neeleman served as the Chief Executive Officer and a member of the board of directors of Open Skies, a company that developed and implemented airline reservation systems and was acquired by the Hewlett Packard Company. From 1988 to 1994, Mr. Neeleman served as President and was a member of the board of directors of Morris Air Corporation, a low-fare airline that was acquired by Southwest Airlines. For a brief period, in connection with the acquisition, he served on the Executive Planning Committee at Southwest Airlines. From 1984 to 1988, Mr. Neeleman was an Executive Vice President of Morris Air.

Frank Sica, age 56, has been a member of our Board of Directors since December 1998. Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. During that period Mr. Sica was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director at Morgan Stanley. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division, whose principal operating unit was Morgan Stanley Capital Partners. Prior to 1988, Mr. Sica was a Managing Director in Morgan Stanley’s mergers and acquisitions department. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica currently serves as a director of CSG Systems International, Inc., Kohl’s Corporation and NorthStar Realty Finance Corporation.

Board of Directors and Committees of the Board

The business of JetBlue is managed under the direction of our Board of Directors. It has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors.    Our Board of Directors has eleven members: David Barger, David Checketts, Robert Clanin, Kim Clark, Virginia Gambale, Angela Gittens, Neal Moszkowski, David Neeleman, Joel Peterson, Ann Rhoades and Frank Sica. Mr. Neeleman and Mr. Barger (who is a nominee for re-election as a Class III Director at the annual meeting) are employee directors and are not independent within the meaning of the Marketplace Rules of the NASDAQ Stock Market LLC, or NASDAQ. The Board of Directors has determined that each of our other directors is independent within the meaning of the NASDAQ Marketplace Rules. The NASDAQ definition of independent director includes a series of objective tests, such as the director is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the NASDAQ Marketplace Rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to JetBlue and our management. Each director who serves on any of the Audit, Corporate Governance and Nominating, or Compensation Committees of our Board of Directors is independent, as required by the NASDAQ Marketplace Rules and applicable rules and regulations of the SEC.

Board Structure and Meetings.    Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the independent directors to meet without the presence of management, which are presided over by our Lead Independent Director, who is currently Joel Peterson. The Board has delegated various responsibilities and authority to different committees of the Board, as described below in this section of this proxy statement. Our Board of Directors has an Audit Committee, Compensation Committee, Special Stock Option Committee and Corporate Governance and Nominating Committee. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our employees outside of Board meetings. The Board of Directors held a total of five meetings during 2006. All of the directors attended at least 75% of the total number of meetings of the Board and of each committee of which he or she was a member during fiscal 2006, except for Dr. Clark who attended 69% of the total meetings of the Board and of each committee of which he was a member during fiscal 2006.

Director	Audit Committee	Compensation Committee	Special Stock Option Committee	Corporate Governance and Nominating Committee
David Barger
David Checketts
Dr. Kim Clark
Joy Covey(1)
Virginia Gambale
Angela Gittens
Michael Lazarus(2)
Neal Moszkowski
David Neeleman
Joel Peterson
Ann Rhoades
Frank Sica
Robert Clanin(3)

– Member	– Chair

(1)	Ms. Covey declined to stand for reelection to the Board of Directors at last year’s annual meeting of stockholders and, accordingly, stepped down from the Board of Directors and from the Audit Committee on May 18, 2006, the date of our 2006 Annual Meeting of Stockholders.

(2)	Mr. Lazarus resigned from the Board of Directors and from the Compensation Committee,

effective November 15, 2006. Mr. Peterson was appointed to replace him on the Compensation Committee through the date of the annual meeting.

(3)	Mr. Clanin was appointed to the Board of Directors, as a Class II Director, on March 9, 2007. His appointment to the Audit Committee will become effective immediately following the annual meeting.

Audit Committee.    The Audit Committee oversees on behalf of the Board of Directors (1) the integrity of our financial statements, (2) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (3) compliance with ethics policies and legal and regulatory requirements, (4) the performance of our internal audit function, and (5) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com. The current members of the Audit Committee are Kim Clark, Virginia Gambale, Angela Gittens and Neal Moszkowski (Chair), each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. In addition, the Board of Directors has determined that Neal Moszkowski, the chairman of the Audit Committee, is an ‘‘audit committee financial expert’’ as defined under applicable SEC rules through the annual meeting. The Board has determined that Mr. Clanin is an ‘‘audit committee financial expert’’ who will serve on the Audit Committee following the annual meeting. The Audit Committee met nine times during the fiscal year ended December 31, 2006.

Compensation Committee.    The Compensation Committee determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under ‘‘Compensation Discussion and Analysis’’ beginning on page 16 of this proxy statement. The Compensation Committee also reviews bonuses paid to employees who are not members of the Board or executive officers. In addition, the Compensation Committee reviews and approves stock-based compensation for our directors, officers and employees, and administers our stock option plan, crewmember stock purchase plan, and our profit sharing and 401(k) retirement plan. The charter of the Compensation Committee is available on our website at http://investor.jetblue.com. The current members of the Compensation Committee are David Checketts (Chair), Joel Peterson and Ann Rhoades, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Compensation Committee met four times during the fiscal year ended December 31, 2006.

Special Stock Option Committee.    The Special Stock Option Committee has separate, but concurrent, jurisdiction with the Compensation Committee to make discretionary stock option grants under our 2002 Stock Incentive Plan to eligible individuals, other than officers and non-employee Board members that are subject to Section 16 of the Exchange Act, as it deems appropriate. The Special Stock Option Committee also has the power and authority to determine the number of shares of our common stock subject to each grant, the exercise or vesting schedule in effect for such grant and the maximum term for which each such option is to remain outstanding. David Neeleman is the sole member of the Special Stock Option Committee. The Special Stock Option Committee met two times during the fiscal year ended December 31, 2006.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the periodic evaluation of the performance of the Board, its committees and each director. The charter of the Corporate Governance and Nominating Committee is available on our website at http://investor.jetblue.com. The current members of the Corporate Governance and Nominating Committee are Kim Clark, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee met one time during the fiscal year ended December 31, 2006.

Board Candidate Nominations.    In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider, among other criteria, integrity and values, relevant experience and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, officers or other recommendation, and the committee reviews all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Amended and Restated Bylaws. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375. In order for potential stockholder nominees to be considered for election at our 2008 Annual Meeting of Stockholders, the Corporate Secretary should receive notice no later than December 5, 2007. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, qualifications for Board membership and the number of shares of our common stock beneficially owned by the candidate. In addition, the notice must include the stockholder’s name, address and the number of shares of our common stock beneficially owned by the stockholder, as well as the period of time such shares have been held.

Stockholder Communications with the Board.    Stockholders may communicate with our Board of Directors by sending a letter to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation 118-29 Queens Boulevard, Forest Hills, New York 11375. The name of any specific intended member of our Board should be noted in the letter. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication.

Director Attendance at Annual Meetings.    The Company has a policy encouraging at least a majority of our directors to attend each annual meeting of our Company’s stockholders. Four members of our Board of Directors attended our 2006 Annual Meeting of Stockholders held on May 18, 2006.

DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the Compensation Committee of our Board of Directors. Directors who are also employees of the Company receive no compensation for their service on our Board of Directors. Therefore, Messrs. Neeleman and Barger are not paid for their service as directors. All compensation paid to them during the fiscal year ended December 31, 2006 is reported in the Summary Compensation Table under ‘‘Executive Compensation’’ on p. 22 of this proxy statement.

The following table summarizes compensation paid to our non-employee directors during the fiscal year ended December 31, 2006. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to this compensation.

DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)	Option Awards ($)(d)(2)(3)	All Other Compensation ($)(g)(4)	Total ($)(h)
David Checketts	—	71,103	—	71,103
Kim Clark	20,000	71,103	—	91,103
Joy Covey(5)	20,000	35,678	—	55,678
Virginia Gambale	20,000	43,803	—	63,803
Angela Gittens	20,000	95,401	—	115,401
Michael Lazarus(6)	—	26,075	—	26,075
Neal Moszkowski	—	71,103	—	71,103
Joel Peterson	—	71,103	—	71,103
Ann Rhoades	—	57,331	—	57,331
Frank Sica(7)	—	76,576	—	76,576

(1)	In October 2006, the Board approved the payment of cash compensation for director service to non-employee directors who had not been members of our Board of Directors at the time of our 2002 initial public offering. This cash compensation consists of payments of $10,000 per quarter, and commenced with the third quarter of 2006 (as discussed further below). Ms. Covey and Ms. Gambale received their cash compensation in 2006 and Dr. Clark and Ms. Gittens were paid cash compensation for their 2006 Board service in March 2007, as reflected in the Director Compensation Table above.

(2)	Represents the accounting expense recognized for financial statement reporting purposes during 2006 for the fair value of options to purchase shares of JetBlue common stock granted under our 2002 Stock Incentive Plan in 2006 as well as in prior years, as calculated in accordance with SFAS Statement No. 123(R), Share Based Payment, or SFAS 123(R). Please refer to Note 7 to our consolidated financial statements for the year ended December 31, 2006 in JetBlue’s 2006 Annual Report on Form 10-K, as filed with the SEC on February 14, 2007, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made in years prior to 2006, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. Subject to the directors’ continued service, these options vest either equally over four years or one year from the grant date, subject to immediate vesting upon certain changes in control.

(3)	Options outstanding and specific details of options granted during 2006 are as follows:

		Options Awarded in 2006
Name	Outstanding at 12/31/06	Grant Date	Options Granted	Grant Date Fair Value of Option Awards ($)	Vesting Schedule
David Checketts	40,500	5/18/2006	13,500	72,046	One year from grant date
Kim Clark	108,000	5/18/2006	13,500	72,046	One year from grant date
Joy Covey	111,375	—	—	—	No options awarded in 2006
Virginia Gambale	54,000	5/5/2006	54,000	268,224	One-fourth each year for four years from grant date
Angela Gittens	67,500	5/18/2006	13,500	72,046	One year from grant date
Michael Lazarus	94,500	5/18/2006	13,500	72,046	Grant cancelled upon resignation from Board, effective 11/15/06
Neal Moszkowski	108,000	5/18/2006	13,500	72,046	One year from grant date
Joel Peterson	108,000	5/18/2006	13,500	72,046	One year from grant date
Ann Rhoades	170,275	5/18/2006	13,500	72,046	One year from grant date
Frank Sica	108,000	5/18/2006	13,500	72,046	One year from grant date;
		9/15/2006	13,500	53,324	Will fully vest on 7/31/07

(4)	As is customary in the airline industry, all members of our Board of Directors and their immediate family may travel without charge on our flights. No director (including his or her family members) received $10,000 or more in aggregate perquisites or other personal benefits, including annual flight benefits in 2006. All directors are reimbursed for their reasonable and customary out-of-pocket expenses incurred in attending Board and committee meetings.

(5)	Ms. Covey declined to stand for re-election at last year’s annual meeting of stockholders and, therefore, her service as a member of the Board and Audit Committee ended as of May 18, 2006. Her outstanding options expire on May 18, 2007.

(6)	Mr. Lazarus resigned from the Board of Directors and the Compensation Committee effective as of November 15, 2006.

(7)	Mr. Sica waived his annual stock option grant in May 2005. The Board awarded Mr. Sica an additional grant of 13,500 options on September 15, 2006.

Narrative to Director Compensation Table

Non-employee members of our Board of Directors who were Board members on April 11, 2002, the effective date of our initial public offering, receive only equity compensation for their service on our Board of Directors or any committee of our Board. Each of our non-employee Board members serving on the effective date of our 2002 initial public offering received an option to purchase 54,000 shares of our common stock pursuant to the automatic option grant program under our 2002 Stock Incentive Plan. These options have an exercise price per share of $8.00, which is equal to the price per share at which our common stock was sold to the public in our initial public offering. Each of the options has a term of 10 years, subject to earlier termination following the director’s cessation of Board service. The option shares vested in a series of four successive annual installments upon the director’s completion of each year of Board service over the four-year period measured from the grant date.

Non-employee members of our Board of Directors who joined us following our 2002 initial public offering historically received an initial option to purchase 54,000 shares of our common stock on the date such individual joined the Board pursuant to the automatic option grant program under our 2002 Stock Incentive Plan. Beginning in 2003, when Ms. Covey joined the Board as a non-employee director, the Company began paying Ms. Covey a cash payment of $10,000 per quarter. Commencing with the second half of 2006, the Board decided that all non-employee members of our Board of Directors who joined us following our 2002 initial public offering should receive a combination of equity and cash compensation for their Board and committee service. As a result, these directors now receive a cash payment of $10,000 per quarter. The initial equity component of this compensation is described in the preceding paragraph.

In addition, on the date of each annual meeting of our stockholders, each non-employee Board member who is continuing to serve as a non-employee Board member following the annual meeting of stockholders is automatically granted an option to purchase 13,500 shares of our common stock, provided such individual has served on our Board for at least six months. The shares subject to each annual 13,500 share automatic option grant will have an exercise price equal to the average market price per share of our common stock on the grant date and will vest upon the director’s completion of one year of Board service measured from the grant date. Any vested but unexercised options are exercisable for a period of twelve months following the cessation of the director’s Board service. However, the shares subject to each automatic option grant will immediately vest in full upon certain changes in control or ownership, or upon the director’s death or disability while a Board member.

Mr. Clanin was appointed to our Board of Directors on March 9, 2007, and, therefore, is not included in the Director Compensation Table above. Upon joining our Board of Directors, he received an initial option to purchase 54,000 shares of our common stock and will receive the quarterly cash compensation and annual option grants described above in connection with his continued Board service as a non-employee director who joined us following our 2002 initial public offering.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of JetBlue’s executive compensation programs and should not be construed as statements of management’s expectations or estimates of future results or other forward-looking guidance. We specifically caution investors not to apply these statements to other business or financial contexts.

Overview

The Compensation Committee, or the Committee, reviews and establishes, subject to approval of our Board of Directors, the compensation arrangements for our Chief Executive Officer and the other Named Executive Officers of JetBlue, including salaries, bonuses and grants of awards and administration of our equity plan. The Committee is currently composed of three non-employee directors of the Company, each of whom the Board has determined to be independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ.

Our compensation structure for executive officers generally includes fixed and performance variable components: salary, bonus, non-equity incentive plan compensation, equity awards pursuant to our 2002 Stock Incentive Plan, and the opportunity to participate in our Crewmember Stock Purchase Plan and the JetBlue Airways Retirement Plan, which has a 401(k) company match component.

Compensation Objectives and Philosophy

The design and operation of our compensation structure reflect the following objectives:

•	Recruiting and retaining talented leadership;

•	Implementing measurable performance targets with an annual ‘‘Flight Plan’’ that connects the key criteria of People, Performance and Prosperity while promoting our core values of Safety, Caring, Integrity, Fun and Passion;

•	Correlating compensation more closely with stockholder value; and

•	Emphasizing at risk and performance-based compensation, progressively weighted with level of responsibility.

The principal components of our compensation program are base salary, annual incentive bonuses and long-term incentive awards in the form of stock options. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives, and align the interests of our executive officers and other senior personnel with those of our stockholders. Historically, we have provided long-term incentive awards in the form of stock options, because we and the Committee believed that the potential financial upside for a high growth company was a benefit desired by, and rewarding to, our employees. However, given last year’s accounting changes involving stock options, which significantly increased the amount of stock-based compensation expense in our financial statements, combined with our slower growth announced last year, we have begun investigating other types of long-term incentive awards, including potential grants of restricted stock units, which are permitted by our 2002 Stock Incentive Plan. To understand our compensation philosophy, it is important to note that we believe that compensation is not the only reason we attract people to JetBlue. We strive to hire and retain talented people who are compatible with our corporate culture, interested and committed to our core values, and who are looking to make a contribution to our mission of Bringing Humanity Back to Air Travel in new and innovative ways. Our innovative approach to a traditionally less than innovative industry and our unique culture has made us, we and the Committee believe, an attractive employer even if we do not offer premium industry compensation to our senior management.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our Chief Executive Officer based on an annual review of our Chief Executive Officer conducted by the Committee Chair, which is then shared with the Board. For the other Named Executive Officers listed in the Summary Compensation Table, the Committee receives a performance assessment and compensation recommendation from our Chief Executive Officer, and also exercises its own business judgment based on the Board’s interaction with the executive officer in question.

Designing a Competitive Compensation Package

Our goal of successful recruitment and retention of leadership to manage JetBlue requires a competitive compensation package, involving salary, bonus opportunities, long-term incentive awards (traditionally in the form of stock option grants), profit sharing, a 401(k) retirement plan with a company match component, various insurance benefits (including medical, life and disability) and air travel benefits. We emphasize: (1) fixed compensation elements of base salary and benefits; (2) variable cash compensation contingent on corporate performance; and (3) long-term incentive compensation payable in the form of equity compensation. Individual compensation will vary based on factors such as performance, job scope, abilities, tenure and retention risk. Compensation specific to the Named Executive Officers listed in the Summary Compensation Table is discussed beginning on page 22 of this Proxy Statement.

Base Salary

We provide our Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. We determine base salaries for each Named Executive Officer based on his or her position and responsibility by using market data. During its review of base salaries for executive officers, the Committee primarily considers:

•	Industry relevant market data we collect from publicly available sources, including airline industry company proxy statements and some proprietary data we purchase from various sources;

•	Internal review of the executive officer’s compensation, both individually and relative to other executive officers; and

•	Individual performance of the executive officer.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on management’s recommendation and the Committee’s assessment of the individual’s performance based on the individual’s achievement of annual performance goals and the Committee’s interaction with the individual. In general, in determining executive officers’ salaries, the Committee considers salaries provided by our competitors, which is derived from market comparisons with similarly-sized airlines, including those companies with which we compete for executive talent, individual experience and prior service with us, level of responsibility and overall job performance. The Committee does not assign weights to these factors nor necessarily consider any one more important than the others.

The Committee reviews the performance of our Chief Executive Officer and, in determining his level of compensation for fiscal 2006, in addition to consideration of industry comparisons and his individual overall job performance, has taken particular note of our performance in fiscal 2006 in the following key areas: People (encompassing employee recruitment, development and leadership); Performance (as defined by standard Department of Transportation metrics and other objectives); Prosperity (including operating margin, cost control and productivity); and our overall growth and profitability. The Committee does not assign weights to these factors nor necessarily considers any one more important than the others.

Historically, a significant percentage of our senior executive officers were also founders of JetBlue and holders of a significant amount of our common stock. As such, the Committee and they believed that each of them had sufficient incentive to promote the Company’s growth and the achievement of its strategic goals and, therefore, it was not necessary for such officers to receive additional remuneration through increases in base salary. As some of those founders have moved on to new responsibilities both within and outside the Company, the Committee has found it necessary to offer their successors higher salaries than reflected in prior years’ summary compensation tables in order to be competitive for executive talent in our market. In light of this situation, it is noteworthy that, based on information currently available to the Committee, including publicly available compensation information relating to our direct competitors, the Committee believes that base salary levels for several of our executive officers, including our Chief Executive Officer, continue to be, on average, below the median of base salary levels for executive officers of similar companies.

Benefits and Personal Benefits

We provide various insurance benefits to all full-time crewmembers, regardless of position.

We offer a retirement plan open to all crewmembers, comprised of a profit sharing component (based on annual corporate performance) and a 401(k) plan with a company match, which for 2006 was three percent. Profit sharing contributions are fully vested upon contribution. The Company 401(k) match is fully vested after five years of service.

As is common in the airline industry, we provide our executive officers and their immediate family members with flight privileges. All of our crewmembers have space-available flight privileges. We usually also assist employees with moving expenses. None of our Named Executive Officers have agreements with change in control provisions.

Long-Term Incentive Awards

To promote our long-term objectives, equity awards are made to executive officers and other employees who are in a position to make a significant contribution to our long-term success. We currently make equity awards pursuant to our 2002 Stock Incentive Plan. Our 2002 Stock Incentive Plan provides that the Committee has the authority to grant participants different types of equity awards, including non-qualified and incentive stock options, shares of common stock, restricted stock units, tandem or limited stock appreciation rights. Equity awards are also provided to our employees licensed by the Federal Aviation Administration.

Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to reward performance over a sustained period. We intend for these awards to strengthen the focus of our executives and other key employees on managing our Company from the perspective of a person with an equity stake in our Company. The Committee and Mr. Neeleman believe that, as a founder and holder of a significant equity interest in JetBlue, Mr. Neeleman currently has sufficient incentive to promote the long-term growth of JetBlue and, therefore, to date, he has not received any awards under our stock incentive plans.

Equity awards are granted annually and upon hire or promotion. The recipients of such awards and the amounts of such awards are based on the recipient’s position within the Company according to a predetermined schedule. In fiscal 2006, we awarded to our executive officers options to purchase a total of 162,000 shares of common stock under our 2002 Stock Incentive Plan. In 2006, one officer (who is not a Named Executive Officer) received an additional stock option grant when he joined us in recognition of his unique skill set that we identified as being a high priority for our management team. All stock option grants are subject to time-based vesting requirements.

In the fourth quarter of each year, management provides to the Committee a list of all equity-award eligible positions by title, accompanied by recommendations for a set number of stock options to be awarded for each such position in the coming year. At that fourth quarter meeting, the Committee reviews and approves the number of stock options for each position and the four grant dates for the coming year. The grant dates are set within an ‘‘open window’’ period under the JetBlue Insider Trading Policy. The awards of stock options are made at the average of the high and low prices on the date of grant. Newly hired or promoted individuals receive their grants on the next scheduled grant date on or following their date of hire.

Since the implementation of SFAS 123(R), which changed the accounting treatment for equity-based compensation, we have been subject to significant non-cash stock-based compensation expense (e.g., $21 million for the year ended December 31, 2006). In light of this, the Committee and management are currently reviewing compensation alternatives that would be less costly to us but would still enable us to attract talented individuals to join JetBlue and motivate our Crewmembers to work hard and to stay at our Company.

Bonuses

Our employees are eligible for signing bonuses or spot bonuses (designed to recognize exceptional performance on our behalf), which are payable upon the recommendation of the employee’s supervisor. Such bonuses may be payable upon a new employee joining us or upon a current employee’s promotion. To the extent these bonuses have been paid to our Named Executive Officers, they are reported in the bonus column of the Summary Compensation Table.

Annual Incentive Bonuses

The Committee and our senior executive officers structure annual incentive bonuses, which are payable only in cash, to reward executive officers and certain other members of management for attaining individual and/or annual performance targets set during the preceding fiscal year. Since inception and through 2006, officers’ bonuses have been based only on our corporate performance in order to encourage officers to strive to meet annual performance targets. The corporate component of the annual incentive bonus is based on our attainment of performance targets which are set at the beginning of the fiscal year. The corporate performance targets are based upon historic patterns of our performance and strategic and operational objectives, and are incorporated into a Flight Plan based on the People, Performance and Prosperity criteria noted above under ‘‘Compensation Objectives and Philosophy.’’ We disseminate our Flight Plan to all of our crewmembers and it is not modified during the year. In 2006, we set eleven performance targets in the Flight Plan. These targets were enhancing our culture, recruiting for growth, defining expectations, improving communication and teamwork, nailing the basics, growing successfully, improving the brand, returning to profitability, maximizing our brand value, optimizing productivity and focusing on the right costs. Upon completion of 2006, management assessed the 2006 Flight Plan and, based on internal surveys and other metrics, determined that we had met fifty percent of our objectives. Management recommended, and the Committee approved, a fifty percent payout for the company performance component of the annual incentive bonuses for bonus-eligible employees.

The amount of the annual incentive bonus also depends on an individual’s level of responsibility within the Company. For example, an executive vice president or above is eligible for an annual incentive bonus of fifty percent of his or her eligible base salary at year end, a senior vice president is eligible for an annual incentive bonus of forty percent of his or her eligible base salary at year end, and the percentage of eligible base salary descends on a step basis to the more junior levels of management. For these purposes, ‘‘eligible base salary’’ means the company performance percentage, as described in the preceding paragraph, multiplied by the applicable employee current annual salary. In addition, the allocation of the bonus between company and individual performance also varies by level within the Company.

In accordance with the above criteria, the annual incentive bonus payment was fifty percent of the fifty percent of current annual base salary at year end for Messrs. Neeleman, Barger, Harvey and Owen, and fifty percent of the forty percent of annual base salary for Messrs. Claydon and Anderson. In 2006, although Messrs. Neeleman and Barger were entitled to receive a $75,000 bonus under their respective employment agreements with the Company, each of these executive officers voluntarily waived this right and accepted a $50,000 bonus (which is the bonus amount for these executive officers in accordance with the formula described above). The Committee approved a bonus payment to Mr. Owen for fiscal 2006 in accordance with his employment agreement with the Company. The Committee also approved an additional spot bonus of $75,625 for Mr. Harvey, to reward exceptional officer performance where individual officer performance was at a level greater than overall Company performance, based on Mr. Harvey’s exceeding the performance goals set for him when he was appointed as our Chief Financial Officer in May 2006.

Management and the Committee have completed a review of a survey of officer compensation and the annual incentive bonus plan. For 2007, management recommended, and the Committee approved, the inclusion of an individual performance component for executive officers’ annual incentive bonus, in addition to the company performance percentage, so that executive officers’ incentive compensation would be based fifty percent on individual performance and fifty percent on the applicable company performance. The bonus program has also been restructured to more heavily weight individual performance for more members of our management. The Committee and we believe this shift in emphasis is more appropriate for a company at JetBlue’s stage of development. Further, for 2007, we have added an additional incentive bonus, which will permit management to more formally recognize exceptional performance for either the company or the individual performance component of a bonus, either or both up to 100% of eligible base salary. These bonus incentives will all be tied to achievement of the performance targets in the 2007 Flight Plan.

Tax Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, or the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the 2006 compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to help ensure competitive levels of total compensation for its executive officers. To the extent the Compensation Committee believes such an action is in our best interests, the Committee may modify our compensation plans and policies to ensure full deductibility of executive compensation. The Committee cannot guarantee that future executive compensation will be fully deductible under Code Section 162(m).

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments, including stock options, in accordance with the requirements of SFAS 123(R).

Compensation Consultants

In general, the Company uses compensation consultants when we are considering policy or major changes to our compensation structure or plans, but does not use compensation consultants to set individual base salary amounts. No compensation consultants were retained by the Company or the Committee in 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the ‘‘Compensation Discussion and Analysis’’ required by Item 402(b) of SEC Regulation S-K with our management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the ‘‘Compensation Discussion and Analysis’’ be included in this proxy statement.

The Compensation Committee of JetBlue

David Checketts (Chair)
Joel Peterson
Ann Rhoades

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended December 31, 2006, the total compensation paid or earned by each of our principal executive officer, principal financial officer and each of our three other most highly compensated executive officers who served in such capacities as of December 31, 2006, and our former principal financial officer who served in such capacity during such fiscal year (the ‘‘Named Executive Officers’’), for all services rendered.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)(1)	Option Awards ($(f)(2)	Non-Equity Incentive Plan Compensation ($)(g)(3)	All Other Compensation ($)(i)(4)		Total ($)(j)
David Neeleman,	2006	200,000	—	—	50,000	7,672		257,672
Chief Executive Officer
John Harvey,	2006	243,693	125,625	99,507	61,875	8,352		539,052
Executive Vice President
and Chief Financial Officer(5)
John Owen,	2006	200,000	—	107,922	75,000	7,791		390,713
Executive Vice President,
Supply Chain and IT(6)
David Barger,	2006	200,000	—	264,326	50,000	7,672		521,998
President and Chief Operating Officer(7)
Thomas Anderson,	2006	222,083	—	118,016	45,000	161,780	(9)	546,879
Senior Vice President,
Supply Chain and LiveTV(8)
Timothy Claydon,	2006	222,083	—	118,765	45,000	8,388		394,236
Senior Vice President,
Sales and Marketing(8)

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the ‘‘Non-Equity Incentive Plan Compensation’’ column. See ‘‘Compensation Discussion and Analysis—Bonuses’’ and ‘‘—Annual Incentive Bonuses’’ above.

(2)	Represents the accounting expense recognized for financial statement reporting purposes during 2006 for the fair value of options to purchase shares of JetBlue common stock granted under our 2002 Stock Incentive Plan in 2006 as well as in prior years, as calculated in accordance with SFAS 123(R). Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 14, 2007, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made in years prior to 2006, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table below for further information on options granted in 2006.

(3)	Represents incentive bonuses earned in 2006 based upon our achieving certain specified annual performance targets. The amounts earned were paid on February 20, 2007, except for Mr. Owen’s bonus, which was paid on March 20, 2007. See ‘‘Compensation Discussion and Analysis—Annual Incentive Bonuses’’ above.

(4)	Consists of amounts contributed by us to the JetBlue Airways Profit Sharing Retirement Plan for profit sharing and 401(k) match contributions, in which all of our employees are eligible to participate, as well as life insurance premiums. Profit sharing contributions for the Named Executive Officers in 2006 were $1,514 for each of Messrs. Anderson, Claydon and Harvey, and

$1,377 for each of Messrs. Neeleman, Owen and Barger. The 401(k) match contributions for the Named Executive Officers in 2006 were $6,600 for each of Messrs. Anderson, Claydon and Harvey, and $6,000 for each of Messrs. Neeleman, Owen and Barger.

(5)	Mr. Harvey was appointed Executive Vice President and Chief Financial Officer of JetBlue on May 10, 2006.

(6)	Mr. Owen served as Executive Vice President and Chief Financial Officer of JetBlue from January 1, 2006 through May 9, 2006, when he resigned as Chief Financial Officer and was appointed Executive Vice President—Supply Chain and Information Technology. Mr. Owen resigned from this position effective March 16, 2007, and continues to be employed by us in the capacity of a senior advisor.

(7)	Mr. Barger ceased serving as our Chief Operating Officer on March 26, 2007, when Mr. Chew assumed that role.

(8)	Each of Mr. Anderson and Mr. Claydon resigned from their respective Senior Vice President positions effective February 13, 2007, and continues to be employed by us in the capacity of a senior advisor.

(9)	Of this amount, $153,060 represents reimbursement of the following expenses: closing costs of $74,853, moving expenses of $12,326 and tax gross up of $65,881.

The following table sets forth certain information, as of December 31, 2006, concerning individual grants of equity and non-equity plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)(j)	Exercise or Base Price of Option Awards ($/Sh)(4)(k)	Grant Date Fair Value of Option Awards ($)(5)(l)
		Threshold ($)(1)(c)	Target ($)(1)(2)(d)	Maximum ($)(1)(e)
David Neeleman		75,000	50,000	100,000	—	—	—
John Harvey	5/18/2006	—	—	—	27,000	10.62	128,696
		—	61,875	123,750	—	—	—
John Owen	5/18/2006	—	—	—	18,000	10.62	85,797
		75,000	75,000	100,000	—	—	—
David Barger	5/18/2006	—	—	—	18,000	10.62	85,797
		75,000	50,000	100,000	—	—	—
Thomas Anderson	5/18/2006	—	—	—	9,000	10.62	42,899
		—	45,000	90,000	—	—	—
Timothy Claydon	5/18/2006	—	—	—	9,000	10.62	42,899
		—	45,000	90,000	—	—	—

(1)	The ‘‘threshold’’ column reflects the minimum award that would have been granted, had we achieved none of our performance targets for 2006. The ‘‘target’’ column reflects the actual target we achieved of fifty percent of our 2006 performance targets (see ‘‘Compensation Discussion and Analysis—Annual Incentive Bonuses’’ above). The ‘‘maximum’’ column reflects awards that would have been payable for our 2006 performance had we achieved 100% of our performance targets for the year.

(2)	This column shows the value of the non-equity incentive plan payout for each Named Executive Officer for 2006, given our performance during the year. The payouts are based on performance goals established at the beginning of the year and are therefore completely at risk. The business measurements and performance goals for determining the payout are described in ‘‘Compensation Discussion and Analysis—Annual Incentive Bonuses’’ above. Mr. Neeleman’s and Mr. Barger’s

2006 payout amounts are lower than the amounts to which each of these officers was otherwise entitled under his respective employment agreement, as each of them has elected to waive the difference in light of our performance in 2006. See ‘‘Compensation Discussion and Analysis —Annual Incentive Bonuses’’ above. Mr. Owen’s employment agreement, which was in effect as of December 31, 2006, provided for a guaranteed bonus of $75,000.

(3)	Granted under our 2002 Stock Incentive Plan. Subject to the executive officers’ continued employment, these options vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon certain changes in control.

(4)	The exercise price of option awards is based on the market value of our common stock on the date of grant, determined as the average of the high and low selling prices on the grant date, pursuant to the 2002 Stock Incentive Plan.

(5)	Represents total grant date fair value of options as calculated using a Black-Scholes-Merton option pricing model in accordance with SFAS 123(R). Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 14, 2007, for further discussion related to the assumptions used in our valuation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

In November 1998, we entered into an employment agreement with David Neeleman, our Chief Executive Officer and Chairman of our Board of Directors. In July 2004, we and Mr. Neeleman amended his employment agreement to extend the term of his employment though August 2009. The employment agreement, as amended, terminates on the earlier of August 25, 2009 or upon the triggering of the termination provisions in the agreement; provided, however, that unless we otherwise notify Mr. Neeleman, the term of the employment agreement is automatically extended by successive one-year terms. Under the agreement, Mr. Neeleman is entitled to an annual salary of $200,000, subject to periodic review by our Board of Directors. In addition, Mr. Neeleman is entitled to an annual minimum guaranteed bonus of $75,000, subject to increase based on the achievement of performance-based milestones, but elected to waive $25,000 of this guaranteed bonus in 2006, as discussed in ‘‘Compensation Discussion and Analysis—Annual Incentive Bonuses’’ above. If Mr. Neeleman is terminated without cause, then he will be entitled to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. We also sold and issued to Mr. Neeleman an aggregate of 8,961,637 shares of our common stock at a purchase price of $0.0257 per share under Restricted Stock Purchase Agreements in September and November 1998. Mr. Neeleman also entered into a Non-Competition and Non-Solicitation Agreement that, like his employment agreement, precludes him from (i) soliciting any employee to leave our employ or (ii) owning, managing, controlling or engaging in any business competitive with any business we are conducting or propose to conduct for as long as his restricted shares continue to vest, and for a one-year period following the accelerated vesting of such restricted shares, in accordance with the Restricted Stock Purchase Agreements. All such restricted shares have vested in full.

In October 1998, we entered into an employment agreement with David Barger, our President, Chief Operating Officer and a member of our Board of Directors. In July 2004, we and Mr. Barger amended his employment agreement to extend the term of his employment though August 2008. The employment agreement, as amended, terminates on the earlier of August 25, 2008 or upon the triggering of the termination provisions in the agreement; provided, however, that unless we otherwise notify Mr. Barger, the term of the employment agreement is automatically extended by successive one-year terms. Under the agreement, Mr. Barger is entitled to an annual salary of $200,000, subject to periodic review by our Board of Directors. Mr. Barger received an initial signing bonus of $65,000 in 1998. Mr. Barger is entitled to an annual minimum guaranteed bonus of $75,000, subject to increase based on the achievement of performance-based milestones, but elected to waive $25,000 of this guaranteed bonus in 2006, as discussed in ‘‘Compensation Discussion and Analysis—Annual Incentive Bonuses’’ above. If Mr. Barger is terminated without cause, then he will be entitled to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. Mr. Barger is subject to (i) a confidentiality covenant of unlimited duration, (ii) a covenant not to solicit any employee to leave our employ during the term of the agreement and for one year thereafter, and (iii) a covenant not to compete with us during the term of the agreement. We sold and issued to Mr. Barger 1,349,662 shares of our common stock at a purchase price of $0.0257 per share under a Restricted Stock Purchase Agreement in September 1998. All such restricted shares have vested in full. In September 2004, in connection with the extension of Mr. Barger’s employment agreement, we issued to Mr. Barger 135,000 stock options, 27,000 of which vested upon issuance, with the remaining options vesting in equal installments through 2008. Such options were issued in accordance with the terms and conditions of our 2002 Stock Incentive Plan.

In November 1998, we entered into an employment agreement with John Owen, then our Executive Vice President and Chief Financial Officer. As further described below, in connection with Mr. Owen’s resignation as an executive officer, we entered into a new agreement with Mr. Owen that, among other things, terminated his original employment agreement. The original employment agreement had an initial term of five years, unless terminated earlier upon the triggering of the termination provisions in the agreement; provided, however, that each December 1, beginning on December 1, 1999, the term of the agreement would be extended automatically by an additional year, unless either we or Mr. Owen provided written notice prior to December 1st of any particular year electing out of the automatic extension. Under the original agreement, Mr. Owen had been entitled to an annual salary of $200,000, subject to periodic review by our Board of Directors. Mr. Owen also received a signing bonus of $65,000. Mr. Owen also had been entitled to an annual minimum guaranteed bonus of $75,000, subject to increase based on the achievement of certain performance-based milestones. Under the original agreement, if Mr. Owen were to have been terminated without cause, then he would have been entitled to his then existing base salary and bonus for the entire period remaining on the term of his employment agreement. In November 1998, we also sold and issued to Mr. Owen 1,349,662 shares of our common stock at a purchase price of $0.0257 per share under a Restricted Stock Purchase Agreement. All such restricted shares have vested in full.

Each of Mr. Anderson, Mr. Claydon and Mr. Owen resigned as an executive officer of the Company in 2007. In connection with their resignations as Company officers, each of Mr. Anderson and Mr. Claydon has entered into an arrangement with us under which he will continue to be employed by the Company through the remainder of 2007 as a senior advisor at his current salary of $225,000 and will continue to receive all Company benefits provided to employees, plus lifetime flight benefits for him and his immediate family, subject to the terms and conditions of the Company’s pass travel programs. In connection with Mr. Owen’s resignation as an officer of the Company, Mr. Owen entered into an arrangement with us under which Mr. Owen will continue to be employed by the Company through the end of 2008 as a senior advisor at his current annual salary of $200,000 and will continue to receive all Company benefits provided to employees, plus lifetime flight benefits for him and his immediate family, subject to the terms and conditions of the Company’s pass travel programs. This agreement also terminated Mr. Owen’s original employment agreement, as described above, and provides for a lump sum payment to him of up to $150,000 at the end of 2008, subject to certain conditions, and includes a limited non-compete clause.

None of our executive officers have change in control agreements with us, although our 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control.

The following table provides information on all outstanding equity awards for each Named Executive Officer at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards
Name (a)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($)(e)	Option Expiration Date (f)
David Neeleman	—	—	—	—	—
John Harvey	3/3/2004	45,000	—	16.37	3/3/2014
	5/18/2005	9,000	—	14.75	5/18/2015
	5/18/2006	—	27,000	10.62	5/18/2016
John Owen	10/22/1999	303,750	—	0.33	10/22/2009
	2/8/2002	16,707	—	4.00	2/8/2012
	3/26/2004	18,000	9,000	15.80	3/26/2014
	5/18/2005	9,000	18,000	14.75	5/18/2015
	5/18/2006	—	18,000	10.62	5/18/2016
David Barger	10/22/1999	303,750	—	0.33	10/22/2009
	2/8/2002	16,707	—	4.00	2/8/2012
	3/26/2004	27,000	—	15.80	3/26/2014
	9/1/2004	81,000	54,000	15.82	9/1/2014
	5/18/2005	9,000	18,000	14.75	5/18/2015
	5/18/2006	—	18,000	10.62	5/18/2016
Thomas Anderson	10/22/1999	1,125	—	0.33	10/22/2009
	2/8/2002	5,570	—	4.00	2/8/2012
	8/11/2003	20,250	13,500	21.18	8/11/2013
	3/26/2004	9,000	4,500	15.80	3/26/2014
	5/18/2005	4,500	9,000	14.75	5/18/2015
	5/18/2006	—	9,000	10.62	5/18/2016
Timothy Claydon	2/28/2001	16,200	—	1.03	2/28/2011
	2/8/2002	3,342	—	4.00	2/8/2012
	8/11/2003	20,250	13,500	21.18	8/11/2013
	3/26/2004	9,000	4,500	15.80	3/26/2014
	5/18/2005	4,500	9,000	14.75	5/18/2015
	5/18/2006	—	9,000	10.62	5/18/2016

(1)	Please refer to the table below for the applicable vesting schedules of outstanding option awards.

Grant Date	Expiration Date	Vesting Schedule
10/22/1999	10/22/2009	20% in five equal annual installments beginning on (1) August 17, 1999 for Mr. Barger, (2) January 1, 2000 for Mr. Owen, and (3) February 19, 2000 for Mr. Anderson
2/28/2001	2/28/2011	20% in five equal annual installments beginning on February 19, 2002
2/8/2002	2/8/2012	20% in five equal annual installments beginning on February 8, 2003
8/11/2003	8/11/2013	20% in five equal annual installments beginning on June 16, 2004
3/3/2004	3/3/2014	Initially, 20% in five equal annual installments beginning on March 3, 2005; however, Mr. Harvey’s outstanding options were accelerated on December 9, 2005 as part of a Company-wide option acceleration prior to the effective date of SFAS 123(R). Mr. Harvey was not a Named Executive Officer at the time of the acceleration; such officers’ options were not accelerated.
3/26/2004	3/26/2014	One-third in three equal annual installments beginning on (1) August 17, 2004 for Mr. Barger, (2) January 1, 2005 for Mr. Owen, (3) February 19, 2004 for Mr. Anderson, and (4) March 26, 2004 for Mr. Claydon
9/1/2004	9/1/2014	20% in five equal annual installments beginning on August 24, 2004
5/18/2005	5/18/2015	One-third in three equal annual installments beginning on May, 18, 2006; however, Mr. Harvey’s outstanding options were accelerated on December 9, 2005 as part of a Company-wide option acceleration prior to the effective date of SFAS 123(R)
5/18/2006	5/18/2016	One-third in three equal installments beginning on May 18, 2007

The following table provides information on all exercises of stock options during the fiscal year ended December 31, 2006, for each Named Executive Officer.

OPTION EXERCISES AND STOCK VESTED

Option Awards(1)
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise(2)($)(c)
David Neeleman	—	—
John Harvey	—	—
John Owen	—	—
David Barger	—	—
Thomas Anderson	8,250	101,832
Timothy Claydon	4,050	45,511

(1)	Historically, we have not made any restricted or other stock awards (other than stock options).

(2)	Represents the difference between the market value of the underlying shares of common stock on the date of exercise and the aggregate exercise price of the options.

Transactions with Related Persons

We have established written policies and procedures that require approval of both our Audit Committee and Board of Directors of any transaction in excess of $50,000 which involves us and any of our directors or nominees, executive officers, beneficial owners of 5% or more of any class of our voting securities, a corporation or other entity in which one of our officers or directors have a material financial interest, or an immediate family member of any of the foregoing. Any such related party transaction is also required to be on terms no less favorable to us than could be obtained from an unaffiliated third party.

During the fiscal year ended December 31, 2006, we did not participate in any such related person transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of four non-employee directors, each of whom in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures; and establishing, maintaining and evaluating internal control over financial reporting and evaluating any changes in controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2006 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and its independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements; and PCAOB Auditing Standards No. 2, ‘‘An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.’’ Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). The Audit Committee also discussed with Ernst & Young their independence from JetBlue and its management, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

JetBlue also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in JetBlue’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC. In addition, the Audit Committee and the Board have also recommended, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Neal Moszkowski, Chair
Kim Clark
Virginia Gambale
Angela Gittens

ITEM 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2007. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

Our Board of Directors recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.

Fees to Independent Registered Public Accounting Firm

Services provided to the Company by Ernst & Young LLP in fiscal 2006 and 2005 are described below. Additional information regarding the Audit Committee is provided in the Audit Committee Report and elsewhere in this proxy statement.

Audit Fees.    Fees for audit services totaled $1,214,500 in 2006 and $1,211,800 in 2005, including fees associated with the annual audit, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young LLP’s audit of our internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and for audit-related work in connection with our public offerings of equity and debt securities.

Audit-Related Fees.    Fees for audit-related services totaled $62,000 in 2006 and $137,600 in 2005. Audit-related services principally include fees for separate audits for regulatory purposes and accounting consultations.

Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning, totaled $8,700 in 2006 and $34,400 in 2005.

All Other Fees.    We did not incur any other fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services shall be subsequently reported, for informational purposes only, to the full Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the election of four directors and the ratification of the appointment of the Company’s independent registered public accounting firm, as referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

‘‘Householding’’ of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as ‘‘householding,’’ potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375 or by calling us at (718) 709-3084. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

Advance Notice Procedures.    Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 150 days prior to the annual meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

List of Stockholders.    The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 118-29 Queens Boulevard, Forest Hills, New York 11375, by contacting our General Counsel, James Hnat.

Limited Voting by Foreign Owners.    To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our certificate of incorporation and bylaws restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our bylaws provide that no shares of our common stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us will not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the March 16, 2007 record date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term ‘‘citizen of the United States’’ is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Stockholder Proposals for the 2008 Annual Meeting.    In order for a stockholder proposal to be considered for inclusion in the proxy materials for our annual meeting of stockholders in 2008, stockholder proposals must be received by our Corporate Secretary no later than December 5, 2007. Proposals should be sent to the Corporate Secretary, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

Extent of Incorporation by Reference of Materials.    The Compensation Committee Report and the Audit Committee Report included in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate such reports by reference therein.

Proxy Solicitation Costs.    The proxies being solicited hereby are being solicited by our Board of Directors. The cost of soliciting proxies in the enclosed form will be borne by us. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Annual Report.    A copy of our 2006 Annual Report accompanies this proxy statement. Additional copies may be obtained from our General Counsel, JetBlue Airways Corporation, 118-29 Queens Boulevard, Forest Hills, New York 11375.

By Order of the Board of Directors,
James G. Hnat Executive Vice President, General Counsel and Secretary

April 2, 2007
Forest Hills, New York

VOTE BY INTERNET-www.proxyvote.com
It’s fast, convenient and your vote is immediately confirmed and posted.
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., EDT, on May 8, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote is important!

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by JetBlue Airways in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JetBlue Airways, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are
voting by Internet.

DETACH HERE
––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	To elect four Class III Directors for terms expiring in 2010.

Nominees:	(1) David Barger (2) David Checketts (3) Virginia Gambale (4) Neal Moszkowski	For all Nominees	Withheld from all Nominees	For all Nominees except as noted above

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

Mark here if you plan to attend the annual meeting

Certification:
Pursuant to federal law and JetBlue’s certificate of incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Corporation.

Please sign your name(s) exactly as it appears hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature	Date	Signature	Date

ADMISSION TICKET
(non transferable)

2007 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2007
10:00 a.m. EDT
Registration begins at 9:00 a.m. EDT
JetBlue Corporate Headquarters
118-29 Queens Boulevard
Forest Hills, New York

If you plan to attend the Annual Meeting, please present this admission ticket along with a government-issued photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and one (1) guest and is not transferable.

DETACH HERE
———————————————————————————————————————————————————————————————————

PROXY
JetBlue Airways Corporation
May 9, 2007

The undersigned hereby appoints David Neeleman and John Harvey, together and separate, as proxies, each with power of substitution, to vote and act at the Annual Meeting of Stockholders to be held at JetBlue Corporate Headquarters, 118-29 Queens Boulevard, Forest Hills, New York at 10:00 a.m. EDT on May 9, 2007, and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the company as to which the undersigned may be entitled to vote or act in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. The undersigned instructs such proxies, or their substitutes, to vote in such a manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all nominees for director, and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE